Exhibit 99.1

Harbin Electric Closes $50.0 Million Financing, Proceeds to Support Numerous Growth Initiatives

HARBIN, China, August 31, 2006 /Xinhua-PRNewswire-FirstCall-IW/ -- Harbin Electric, Inc. (the “Company”) (OTC Bulletin Board: HRBN), today announced that has closed a US$50.0 million financing with Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch”). Citadel has acquired (i) $38.0 million principal amount of guaranteed senior secured floating rate notes due 2012, (ii) six-year warrants to purchase an aggregate of 2,192,308 shares of common stock of Harbin Electric at an exercise price of $7.80 per share and (iii) six-year warrants to purchase an aggregate of 525,830 shares of common stock of Harbin Electric at $10.84 per share. Merrill Lynch has acquired (i) $12.0 million principal amount of guaranteed senior secured floating rate notes due 2010 and (ii) three-year warrants to purchase an aggregate of 769,230 shares of common stock of Harbin Electric at an exercise price of $7.80 per share. The uses of proceeds for this financing are expected to assist the Company’s entry into additional product areas, enhance the Company’s international reach, and facilitate the Company's entry into the high-efficiency rotary motors production.

“We are excited to have received this investment and sponsorship from two well respected international financial leaders,” stated Tianfu Yang, Chairman and CEO of Harbin Electric, Inc. “This financing comes at an important time in our Company’s growth.” Mr. Yang continued, “Presently, we have many opportunities to expand our business into new product areas. We believe the net proceeds of this financing will enable us to continue our development into an internationally competitive leader in the industrial motor marketplace.”

“Under Mr. Yang’s leadership, we expect Harbin Electric will continue to develop an attractive array of motor products serving the global market,” commented Christopher Hsu, a Director in the Special Situations Asia Group at Citadel Investment Group (Hong Kong) Limited. “We believe the Company’s technical expertise and low unit costs will provide the opportunity for sustainable profit growth.”

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly-owned subsidiaries. The Company has 223 employees with approximately 200,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission (www.sec.gov).

About Citadel Investment Group, L.L.C.

Citadel Equity Fund Ltd. is one of the entities for which Citadel Limited Partnership serves as portfolio manager and Citadel Investment Group, L.L.C. provides administrative and investment-related services. Citadel Investment Group, L.L.C. was founded in 1990. Affiliates of Citadel Investment Group, L.L.C., including Citadel Equity Fund Ltd., deploy investment capital across a highly diversified set of proprietary investment strategies in nearly all major asset classes in all the world’s principal markets. Citadel Investment Group, L.L.C. and its affiliates maintain offices in Hong Kong, Chicago, New York, San Francisco, Tokyo and London.

Exhibit 99.1

About Merrill Lynch International

Merrill Lynch International is a unit of Merrill Lynch, one of the world's leading wealth management, capital markets and advisory companies, with offices in 36 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $581 billion. For more information on Merrill Lynch, please visit www.ml.com.

Disclaimer

The securities have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation S thereunder. The securities referenced in this announcement are not for distribution, directly or indirectly, in or into the United States or to any U.S. person as defined in Regulation S. This announcement is not an offer of securities for sale into the United States or elsewhere. The securities described above have not been registered under the Securities Act, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such term is defined in Regulation S) unless they are registered under the Securities Act or they are exempt from registration under the Securities Act. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its quarterly report on Form 10-QSB for the quarter ended June 30, 2006. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

Contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Phone: 215-854-8104
info@HarbinElectric.com

In China:

Chungang Xia
Corporate Secretary / China PR
mainlandIR@HarbinElectric.com

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Source: Harbin Electric, Inc.